UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CuRRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38102	98-1013909
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman		KY1 -1104 Cayman Islands (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 623-1231

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2017, SMART Worldwide Holdings, Inc., a Cayman Islands exempted company, (“Holdings”) SMART Modular Technologies (Global), Inc., a Cayman Islands exempted company (the “Parent Borrower”), and SMART Modular Technologies, Inc., a California corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), entered into a second amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”) which amended and restated that certain Amended and Restated Credit Agreement, dated as of November 5, 2016 (as amended, supplemented or otherwise modified prior to the date of the Second Amended and Restated Credit Agreement, the “Prior Credit Agreement”), among Holdings, the Borrowers, the lenders party thereto (the “Lenders”) and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

The Second Amended and Restated Credit Agreement provides for a refinancing of $151 million aggregate principal amount of term loans outstanding under the Prior Credit Agreement, with proceeds of $165 million aggregate principal amount of term loans maturing August 9, 2022. In addition, the Second Amended and Restated Credit Agreement also provides for an extension of the maturity on the $50 million revolving credit facility previously maturing August 26, 2019, which revolving credit facility will now mature on February 9, 2021 (the “Initial Revolver Maturity Date”) which maturity automatically extends to February 9, 2022 if the total leverage ratio is less than 3.00 to 1 on the Initial Revolver Maturity Date.

Under the Second Amended and Restated Credit Agreement, loans bear interest at a rate per annum equal to either, at the Borrowers’ option, a LIBOR rate or a base rate, in each case plus an applicable margin. The applicable margin was reduced by 175 basis points for term loans and will now be 6.25% per annum with respect to LIBOR borrowings, and 5.25% per annum with respect to base rate borrowings. The interest rates applying to the revolving credit facility are unchanged by the Second Amended and Restated Credit Agreement. The loans were made subject to an original issue discount of 2%.

The Second Amended and Restated Credit Agreement eliminates the requirement that the Borrowers make prepayments to the Lenders where they hold cash on their balance sheet in excess of $25 million and lowers the threshold for mandatory prepayments of net cash proceeds of certain asset sales or other dispositions of property of the Borrowers or any restricted subsidiary to $2 million, subject to customary six-month reinvestment rights. It also amends the mandatory prepayment obligations thereunder to require prepayments in an amount equal to (i) 75% of excess cash flow on a semi-annual basis if the total leverage ratio is greater than 1.5 to 1.0, (ii) 50% of excess cash flow on a semi-annual basis if the total leverage ratio is greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0 and (iii) 25% of excess cash flow on an annual basis if the secured leverage ratio is less than or equal to 1.0 to 1.0.

The Second Amended and Restated Credit Agreement also makes certain changes and/or improvements to the covenants in the Prior Credit Agreement, including, among other things, (i) the elimination of the capital expenditures covenant, (ii) the addition of a requirement to maintain a secured leverage ratio not in excess of 3.5 to 1.0 as of the end of each fiscal quarter, and (iii) adjustments to threshold amounts under certain other covenants.

As a result of refinancing the term loans, 1.9 million second tranche warrants exercisable at $0.03 per share previously issued to lenders, have been terminated.

Fees and expenses payable by the Borrowers in connection with the refinancing are estimated at $8.4 million.

The foregoing description of the Second Amended and Restated Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

A copy of the press release announcing the entry into the Second Amended and Restated Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Second Amended and Restated Credit Agreement, dated as of August 9, 2017, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent and as Collateral Agent.

99.1	Press Release entitled “SMART Global Holdings, Inc. Announces Refinancing Transaction” dated August 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SMART Global Holdings, Inc.

By:	/s/ Bruce Goldberg
	Name:	Bruce Goldberg
	Title:	Vice President, Chief Legal Officer and Chief Compliance Officer

August 11, 2017